Item 77M: 	Deutsche Target Date Series

Effective as of the close of business on October
16, 2015, Deutsche LifeCompass Retirement
Fund merged into Deutsche LifeCompass 2015
Fund, the latter fund then changing its name to Deutsche Multi-Asset Conservative Allocation
Fund effective October 19, 2015.

Effective as of the close of business on October
16, 2015, Deutsche LifeCompass 2040 Fund merged into Deutsche LifeCompass 2030 Fund, the latter fund then changing its name to Deutsche Multi-Asset Moderate Allocation Fund effective October 19, 2015.